Exhibit 99.2

August 1, 2005

<<Investor>>

<<Street Address>>

<<City, State, Zip Code>>

Re: Second Quarter 2005 Wells Limited Partnership Account Summary and Fact Sheets

Dear <<Investor First Name>>:

You’ll notice in the enclosed Wells limited partnership account summary and fact sheet(s) that we’ve redesigned these documents in order to make them simpler yet more informative. For example, the new account summary is in an easier-to-read format and now includes net sale proceeds distributions (net proceeds from sales of properties) and operating distributions (quarterly amounts paid out of cash flow from operations).

In addition, we’ve added new information in each fund fact sheet to provide greater detail about the fund. Specifically, the Portfolio Summary table now lists acquisition dates and prices, disposition dates and prices, and allocated net sale proceeds for every property in the fund that has been sold. The fact sheets continue to highlight other valuable information such as property activity and the current return. If you’d like more in-depth information about each fund, we encourage you to access the second quarter 2005 Form 10-Q filing for your fund(s) at www.wellsref.com. Simply click on “Wells Limited Partnerships” on the main page to access your fund(s).

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to clientservices@wellsref.com.

Thank you for your support of Wells, and I hope these improvements help you better understand your investment with us.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc: Financial Representative